EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To Stockholders and Board of Directors

Bogen Communications International, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-21245, 333-52774, and 333-52776) on Forms S-8, and (No. 333-76993) on Form S-3 of Bogen Communications International, Inc. of our report dated February 27, 2002, relating to the consolidated balance sheets of Bogen Communications International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, and related schedule, which report appears in the December 31, 2001, annual report on Form 10-K of Bogen Communications International, Inc.

KPMG LLP

Short Hills, New Jersey

March 27, 2002